Exhibit 23.1a

Independent Auditors’ Consent

To the Shareholders and Board of Directors of Aspect Communications Corporation:

We consent to the incorporation by reference in the registration statement nos. 33-36437, 33-36438, 33-39243, 33-69010, 33-50048, 33-94810, 333-07407, 333-24315, 333-38041, 333-91681, 333-53195, 333-33646, 333-50178, 333-57545, 333-73542 and 333-98829 on Form S-8 of Aspect Communications Corporation (the Company) of our report dated January 23, 2003 except for Note 22, which is as of January 31, 2003, with respect to the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of the Company.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Mountain View, California
March 26, 2003